Exhibit 10.84



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                                    EXHIBIT A


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made this 8th day of April, 1996, by and between Sparta Surgical Corporation, a Delaware corporation, having its principal offices at 7068 Koll Center Parkway, Bernal Corporate Park, Suite 401, Pleasanton, California 94566 (the "Employer"), and Thomas F. Reiner (the "Employee"). This Agreement supersedes any and all prior employment agreements between the Employer and Employee and the terms of such prior agreements shall hereafter be deemed to be null and void and of no continuing effect.

     WHEREAS, the Employer and Employee are desirous of entering into a Employment Agreement to replace all prior employment agreements and restated or amended employment agreements which have been entered into between the Employee and the Employer; and

     WHEREAS, after discussion of the goals and interests of the Employer, the Employee has offered to make certain accommodations as to the term of his existing employment agreement and the Employer and the Employee have reached the agreement as to the terms of the continued employment of the Employee as are more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

     1. Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment, all upon the terms, conditions and covenants set forth in this Agreement.

     2. Duties. The Employer hereby employs the Employee to serve as its President, Chief Executive Officer and Chairman of the Board and such other offices as Employee may be elected to hold from time to time, with all powers and duties customarily associated with such titles. During the term of this Agreement, the Employee shall serve also, without additional compensation, as a Director of the Employer, if and when so elected by the shareholders of the Employer. The Employee shall be required to devote an average of 40 hours per week to his duties hereunder. Nothing contained herein shall be deemed to prohibit the Employee from devoting any of his time, attention, and energies to other business interests, however, provided that such other business interests are not directly competitive with the business of the Employer; and further provided that such other interests shall not materially detract from such efforts which, in Employee's reasonable judgment, are necessary in order to promote the interests of the Employer. The Employee's duties hereunder will be performed primarily within the State of California, and, until otherwise changed by mutual agreement, his work location shall be Alameda County, or Contra Costa County, California.


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     3. Term.  Subject to Section 11, the term of this Agreement  shall begin on the date hereof and, unless terminated sooner pursuant to Section 11, shall continue until February 28, 2003 (the "Term"). The Term shall automatically be renewed for an additional three year period unless, not later than 90 days prior to the expiration of the Term, the party desiring to terminate this Agreement shall have notified the other in writing of its intention to terminate, which in the case of the Employer shall be authorized by the Employer's Board of Directors.

     4. Compensation and Benefits.

     (a) In each year of this Agreement the Employer shall pay to the Employee an annual base salary, which in the first year of the Term shall be in the amount of Two Hundred Thirty Nine Thousand Five Hundred Dollars ($239,500.00); in each subsequent year the base salary shall be increased by a percentage equal to the amount of the Producer Price Index -- Surgical and Medical Instruments and Apparatus, U.S. Department of Labor, Bureau of Labor Statistics (or in the event such index is no longer maintained, the Consumer Price Index) or four percent (4%), whichever is greater, from the amount of salary payable in the immediately preceding year. The payment of the annual salary shall be made in accordance with the Employer's general payroll policies and shall be prorated for any partial years of employment hereunder. The Board of Directors shall have the right to increase, but not decrease, the annual salary from year to year, and, in its discretion, to pay bonuses to the Employee as it deems appropriate.

     (b) The Employee was granted options on February 14, 1994 to purchase from the Employer up to Five Hundred Thousand (500,000) shares of the Employer's authorized but unissued common stock, $0.002 par value (the "Common Stock"), at an exercise price of $2.25 per share, which options are subject to the terms and conditions to be set forth more specifically in a Stock Option Agreement dated March 9, 1994. Such options were in addition to certain other options previously granted to the Employee, but in lieu of and not in addition to any options to which the Employee might be entitled to pursuant to the Stock Option Agreement dated September 23, 1992, as amended on September 27, 1993 or the Stock Option Agreement dated on or about March 9, 1994. The Employee has agreed to cancel 200,000 of these options leaving 300,000 options outstanding. Of these options 200,000 are exercisable immediately. The remaining 100,000 options are exercisable upon the conditions provided for in the Stock Option Agreement with the additional condition that they may not be exercised until such time during the term of such agreement as the Employer's Income from Operations (as defined in Section 4 (f)) is equal to or exceeds $1,000,000. A Restated Stock Option Agreement was executed by the Employer and Employee which sets forth these conditions.


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     (c) The Employee shall be entitled to participate (to the extend that he is eligible) in all other employee benefits, if any, provided by the Employer for its employees, including participation in any qualified pension or profit sharing plan, eligibility for participation in any group life, health (including family dependant coverage), dental and eye care benefits. If a "change in control" occurs (as defined in Section 13), the Employee may choose, within one year following the event giving rise to the change in control, to receive instead of any regularly-provided employee benefit or other benefit provided for hereunder, the similar benefit provided by the Employer prior to such event, for the balance of the Term hereunder. If there is no benefit then provided which is similar to a previously-provided employee benefit, or if the benefit elected by the Employee cannot be provided by the Employer, then the Employer (or its successor) shall pay the Employee, no less than monthly, as additional compensation, a cash amount equal to the value of the benefit to the Employee. This provision shall survive any termination of this Agreement.

     (d) The Employer shall provide or reimburse the Employee for disability insurance coverage in the minimum amount of $12,500 per month, and whole life insurance coverage in the minimum amount of $500,000 and term life insurance in the minimum amount of $1,000,000 during the Term, which policies shall be in the name of the Employee and payable to such beneficiaries as designated by Employee. The Employer shall provide the Employee with key man life insurance coverage in the minimum amount of $1,000,000 during the Term, which policy shall list the Employer as beneficiary.

     (e) In addition to all benefits, Employee shall also be entitled to 50% of all pooled management bonuses to be shared among the Employer's management during the Term, which pooled management bonuses shall be equal to 8% of the Employer's pre-tax earnings for each fiscal year. For purposes hereof, pre-tax earnings will be determined before reduction for any bonus accrual for management or other similar bonus arrangements in accordance with generally accepted accounting principles consistently applied. Such bonus will be paid no later than 10 days following public release of annual financial statements for said year. Notwithstanding the date of this Agreement, as no pooled management bonus has yet been paid respecting the Employer's fiscal year ended February 28, 1996, the preceding bonus shall also be payable with respect to such period following the release of the Employer's financial statements.

     (f) In addition to all other benefits and not in lieu thereof, Employee shall also be entitled to a bonus in the event that the Employer's Income from Operations (defined as Net Sales less (i) Cost of Goods Sold; and (ii) Operating


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Expenses,  which expenses include Selling,  General and Administrative  Expenses but do not include Depreciation and Amortization, and Interest expenses) exceeds certain amounts for any fiscal year during the Term, which bonus shall be calculated as follows: (i) In the event Income from Operations for any fiscal year exceeds $150,000, Employee shall be paid a bonus of $15,000; (ii) In the event Income from Operations for any fiscal year exceeds $210,000, Employee shall be paid a bonus of $30,000; (iii) In the event Income from Operations for any fiscal year exceeds $300,000, Employee shall be paid a bonus of $50,000;
(iv) In the event Income from Operations for any fiscal year exceeds $450,000, Employee shall be paid a bonus of $65,000; (v) In the event Income from Operations for any fiscal year exceeds $600,000, Employee shall be paid a bonus of $75,000; (vi) In the event Income from Operations for any fiscal year exceeds $750,000, Employee shall be paid a bonus of $85,000; (vii) In the event Income from Operations for any fiscal year exceeds $900,000, Employee shall be paid a bonus of $95,000. However, fifty percent (50%) of all such bonuses shall be offset by Employer against any indebtedness of Employee to Employer then outstanding, including but not limited to the Note defined in Section 4(g) below. Notwithstanding the date of this Agreement, as no bonus has yet been paid respecting the Employer's fiscal year ended February 28, 1996, the preceding bonus shall also be payable with respect to such period following the release of the Employer's financial statements.

     (g) In consideration for the past services rendered by Employee and the outstanding efforts made by Employee on behalf of the Employer, the Employer agrees to completely repay a certain obligation with a current balance of approximately $420,000, as to which Employee is jointly and severally liable together with another party to Bank Hapoalim, in return for which Employee will owe one half of such amount, or $210,000, to Employer. Employee shall deliver to Employer, upon Employer's request promptly upon such repayment, a promissory note in said amount (the "Note") documenting such obligation. The amount of principal and all interest accruing under the Note shall be due and payable twelve (12) years from April 22, 1994, subject to any prepayments otherwise required by the terms of this Agreement (which prepayments shall be applied first to accrued interest and thereafter to repay principal) and shall bear interest at a rate of six percent (6%) per annum. In the event Employee's employment with the Employer terminates for any reason except for "cause" (as defined in Section 11 (c) hereunder), any and all obligations from Employee to Employer which remain at such time under the Note shall be forgiven by the Employer (and any successor).

     5. Sick Pay and Disability Income. Salary, employee benefits, vacation accruals, automobile allowance and all other benefits set forth herein shall be paid to the Employee for any temporary periods of illness during which the Employee is unable to work and through the period of any disability (as defined hereinafter).


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     6. Vacation and  Conventions.  The Employee  shall be entitled each year to four weeks of paid vacation, prorated for any partial year. Unused vacation time (including time accumulated prior to the date hereof) shall accumulate from year to year and the Employee will be compensated for any unused vacation accumulated upon demand at any time following its accrual (including any vacation time accrued prior to the date of this agreement for which payment has not yet been made). In addition, the Employee will be entitled to leaves of absence, at full pay, for attendance at conventions, seminars or as otherwise reasonably determined by the Employee. In the event any vacation time shall not be taken by the Employee during any given year and compensation is not rendered for such unused vacation time, Employee shall be entitled to carry over such time into any subsequent year or years during the Term. In the event that Employee has any unused vacation time accrued under this Agreement upon the termination of Employee's employment or at the conclusion of the Term, Employee shall be entitled to be compensated for such unused vacation time.

     7. Reimbursement for Expenses. The Employer shall reimburse the Employee for items of travel, entertainment or meals incurred while working outside of the Company's principal office (including working at the Employee's home), and miscellaneous expenses incurred or paid by the Employee in the performance of his duties under this Agreement (including conventions and seminars), within ten
(10) days following presentation by the Employee of such expense statements, vouchers or other supporting information as the Employer may reasonably require.

     8. Automobile. The Employer will provide the Employee with either an automobile allowance of a minimum of $1,300.00 per month (increased at the beginning of each year, only, by the Consumer Price Index as determined by the United States Department of Commerce, or any replacement index), or, if Employee so elects, with free use of any automobile of Employee's choice. In addition, the Employer will either pay directly or reimburse the Employee for all expenses incurred in connection with such automobile, including without limitation, insurance, fuel, maintenance and repairs. Reimbursement shall be made within ten
(10) days following the Employer's receipt of a signed itemized list of such expenses. The value of any benefits given to or of any amounts paid to the Employee under this Section 8 in excess of Employee's actual costs and expenses incurred in the performance of services for Employer shall be deemed additional compensation under this Agreement and not subject to reimbursement to the Employer.

     9. Office. The Employer shall provide the Employee with an office, secretarial and administrative assistance, office equipment and supplies and such other facilities and services as are suitable to the Employee's position


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and adequate for the performance of his duties. In addition,  the Employer shall reimburse the Employee for any expenses incurred by the Employee for use of his home for business purposes on behalf of the Employer and any associated expenses, including but not limited to those referenced in paragraph 7 hereof.

     10. Withholding. The Employer shall withhold or deduct from the Employee's compensation any amounts required by law to be so withheld or deducted.

     11. Termination. This Agreement shall be terminated (except for those obligations of the Employer which by their terms survive termination) by the occurrence of any of the following:

     (a) The Employee's death.

     (b) The action by the Board of Directors following the Employee's "disability". For this purpose, "disability" means a physical or mental illness or other incapacity which renders the Employee unable to perform substantially all of his duties for a period of 36 months. For purposes of this Agreement, disability shall be deemed a continuation of any prior disability if the disability is related to the prior disability and commences within 12 months of the termination of the prior disability. Disability, and any relation to any prior disability, shall be determined by a physician mutually acceptable to the parties to this Agreement or appointed by a court having personal jurisdiction over the Employee.

     (c) Action of the Board of Directors of the Employer for Cause. "Cause" is defined as the occurrence of any of the following events: (i) Employee's willful breach of this Agreement, repeated after written notice of such breach has been given to Employee, and having a material adverse effect upon the Employer's business or financial circumstances; (ii) Employee's refusal or intentional failure to carry out the reasonable directives of the Board of Directors, repeated after written notice of such refusal or failure has been given to Employee, and having a material adverse effect upon the Employer's business or financial circumstances; (iii) Employee's habitual gross neglect of a substantial portion of his duties hereunder, which has not been cured by the Employee within 30 days after prior written notice thereof is given by the Employer to the Employee; and (iv) the Employee's conviction of a felony involving fraud, theft, or embezzlement. In no event shall "cause" be deemed to mean the Board of Director's mere disagreement, after the fact, with any lawful action undertaken by the Employee in the good faith exercise of his business judgment.

     (d) Upon the election of the Employee by written notice to the Employer not less than: (i) 120 days prior to the effective date of termination, or (ii) after a change in control (as defined in Section 13), 30 days prior to the effective date of termination.


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     (e) Upon the election of the Employee with "good reason".  "Good reason" is defined as a material breach of this Agreement by the Employer and includes, but is not limited to, any decrease in the salary or benefits provided to the Employee, relegating the Employee to duties which are unrelated to or at a lower level of responsibility than those currently performed by Employee, having
Employee report to any other officer rather than directly to the Board of Directors, altering Employee's title as Chairman, President or Chief Executive Officer, or relocating the Employee to a location unreasonably distant from his work location. Provided, however, that for the purposes of this Section 11 (e) the term Employer shall include (A) the surviving entity in the event of any merger between the Employer and another entity; or (B) any company holding at least a majority of the outstanding common stock of the Employer, in the event that a controlling interest in the shares of the Employer were acquired by any other entity.

     12. Damages for Breach by Employer.

     (a) The employment provisions in this Agreement are a material inducement to the Employee in continuing to render services to the Employer during the Term and thereafter. The parties acknowledge that if the Employer should breach such provisions, the Employee may be required to bring legal action for damages and that questions of mitigation of damages would be presented which could be very difficult to resolve prior to expiration of the Term. For the sake of certainty and to avoid the cost, difficulty and delay of proving damages in such circumstances, both parties agree that the Employee shall be entitled to the amount of liquidated damages as set forth in Section 12 (c) in the event of the Employer's breach.

     (b) If (i) the Employee  terminates  this Agreement for "good  reason",  or
(ii) If during the Term hereof, the Employer (or any successor) terminates the Employee's employment for any reason other than "cause", as defined herein, then, in either such case, the Employer shall pay to the Employee, not later than ten days after the date of such termination, the amount of damages as set forth in Section 12 (c).

     (c) In the event of the termination of this Agreement to Sections 12 (a) or
(b), Employee shall be entitled to an amount of damages equal to: (i) 100% of the Employee's base salary (including any required increases) for the remainder of the Term, but in no event for less than five (5) years from the date of termination, plus (ii) an additional 50% of such base salary, paid in a lump sum, to compensate for the loss of fringe benefits, plus (iii) the average annual bonus paid by the Employer to the Employee for the three (3) full fiscal


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years  of the  Employer  prior  to  the  year  in  which  termination  occurred, multiplied by the years or fraction thereof in the period described in subsection (i) hereof, provided however, that Employer shall not be required to pay the Employee in excess of $4,000,000 pursuant to this Section 12 (c). The Employee shall not be required to mitigate the amount of any payment provided for in this Section 12 (c) by seeking other employment or otherwise, nor shall the Employee's income from any source after such termination be deducted for any reason from the sum computed under this Section 12 (c).

     (d) If the Employer refuses to pay the Employee any amount due the Employee under this Agreement, including salary, benefits or the amount provided in Sections 12 (a) or (b), and the Employee disputes the Employer's legal right to do so, and whether or not such refusal is occasioned by a termination or purported termination of this Agreement, then, regardless of whether the Employee has a right to do so, the Employer shall pay to the Employee the amounts due (including all future amounts) consistent with the Employer's normal payroll policies and procedures until the dispute is settled or adjudicated. The Employer shall also reimburse the Employee (in the manner described in Section
7) for any fees or expenses related to the dispute within ten (10) days of its receipt of an invoice evidencing the same from the Employee. If the Employer prevails in resolution of such dispute, the Employee shall repay the Employer all sums received under this Section 12 (d) (including fees and expenses), without interest. The parties acknowledge that if the Employer should fail to honor its obligations under this Section 12 (d), the Employee could be irreparably injured by, among other things, not being able to support himself and also support the enforcement of his rights under this Agreement and accordingly the eventual award of damages would under the circumstances not be an adequate remedy.

     (e) The provisions of this Section 12 shall survive any termination of this Agreement.

     13. Change in Control Defined. A "change in control" occurs upon the occurrence of one of the following events, but only if the Employee elects, within five years thereafter, to have such event treated as a change in control:

     (a) An event that would be  required  to be  reported in response to Item 5
(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor thereof, assuming the Employer was a reporting company or was otherwise required to file reports under the Exchange Act.

     (b) Any "person" (as such term is defined in Sections 13 (d) and 14 (d) (2) of the Exchange Act) who is not currently an owner of securities of the Employer, is or becomes the beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the combined voting power of the Employer's then outstanding securities pursuant to a tender offer or otherwise.


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     (c) During  any period of two  consecutive  years,  individuals  who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof unless the election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     14. Indemnification.

     (a) The Employer agrees to indemnify the Employee in any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Employer) by reason of the fact that the Employee is or was a Director, officer, employee or agent of the Employer, or is or was serving at the request of the Employer as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Employer and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in manner which he reasonably believed to be in or not opposed to the best interests of the Employer and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The Employer shall indemnify the Employee in any threatened, pending or completed action or suit by or in the right of the Employer to procure a judgment in its favor by reason of the fact that the Employee is or was a Director, officer, employee or agent of the Employer, or is or was serving at the request of the Employer as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Employer; except that no indemnification shall be made in respect of any claim, issue or matter as to which the Employee shall have been adjudged to be liable to the Employer unless and only to the extent that the


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Court of Chancery  or the court in which such  action or suit was brought  shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court or Chancery or such other court shall deem proper.

     (c) Any indemnification under this Section 14 (unless ordered by a court) shall be made by the Employer only as authorized in the specific case upon a determination that indemnification of the Employee in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) or (b) of this Section 14, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or
(iii) by the Employee's stockholders. To the extent, however, that the Employee has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific.

     (d) For purposes of any determination under paragraph (c) of this Section 14, the Employee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Employer, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Employer or another enterprise, or on information supplied to him by the Officers of the Employer or another enterprise in the course of their duties, or on the advice of legal counsel for the Employer or another enterprise or on information or records given or reports made to the Employer or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Employer or another enterprise. The term "another enterprise" as used in this paragraph (d) shall mean any other corporation or any partnership, joint venture, trust, employment benefit plan or other enterprise of which the Employee is or was serving at the request of the Employer as a Director, officer, employee or agent. The provisions of this paragraph (d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs (a) or (b) of this Section, as the case may be.

     (e) Notwithstanding any contrary determination in the specific case under paragraph (c) of this Section 14, and notwithstanding the absence of any


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


determination thereunder, the Employee may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under paragraphs (a) and (b) of this Section 14. The basis of such indemnification by a court shall be determination by such court that indemnification of the Employee is proper in the circumstances because he has met the application for indemnification pursuant to this paragraph (e) shall be given to the Employer promptly upon the filing of such application.


     (f) Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Employer in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Employer.

     (g) The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Section 14 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or expenses may be entitled under any By-Law, agreement, contract, vote of the Employer's stockholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in the Employee's official capacity and as to action in another capacity while holding such office it being the policy of the Employer that indemnification of the persons specified in paragraphs (a) and (b) of this Section 14 shall be made to the fullest extent permitted by law. The indemnification and advancement of expenses provided, or granted pursuant to, this Section 14 shall, unless otherwise provided when authorized or ratified, continue in the event the Employee has ceased to be a Director, officer, employee or agent of the Employer and shall inure to the benefit of the heirs, executors and administrators of the Employee.

     15. Notice: Any notices required to be given pursuant to the provisions of this Agreement shall be in writing and delivered by hand delivery, express delivery service or by certified mail return receipt requested to the parties at the following addresses:

                  Employer:         Sparta Surgical Corporation
                                    7068 Koll Center Parkway
                                    Bernal Corporate Park, Suite 401
                                    Pleasanton, California 94566

                  Employee:         Thomas F. Reiner
                                    3540 Roma Place
                                    San Ramon, California  94583


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


     16. Successors; Binding Effect.

     (a) The Employer shall require any successor (whether direct or indirect by purchase of assets, purchase or exchange of stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Employer" shall mean Sparta Surgical Corporation and any successor to the business and/or assets of Sparta Surgical Corporation which executes and delivers the agreement provided for in this
Section 15 (a) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the administrators, successors, heirs, distributees, devisees and legatees of the Employee. If the Employee should die prior to the payment to him of any amounts due him hereunder, all such payments shall be made in accordance with this Section 15 (b).

     17. Arbitration. At the election of the Employee, any dispute respecting this Agreement, whether commenced by the Employer or Employee may be resolved by arbitration before a three person panel of independent arbitrators pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration compelled pursuant to this section shall be held at the AAA office nearest to Employee's residence at the time such action is commenced. Employee shall be entitled to a stay of any legal proceeding instituted against by the Employer in the event that an election to arbitrate pursuant to this Section is made.

     18. Attorney's Fees and Litigation. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or other agreement made under or in connection with this Agreement, the Employer shall bear all costs and attorney's fees of both parties.

     19. Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.

     20.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

     21. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.


     22. Headings: The paragraph headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.

     23. Miscellaneous. This Agreement is entered into and shall be construed under the laws of the State of California applicable to contracts made and to be entirely performed which that State. In the event that, notwithstanding Section 16 hereof, any litigation relating to this Agreement is held to be permissible, the venue thereof shall be in the appropriate court with jurisdiction over the matter in dispute for the county in which the Employee resides at the time of the filing of the lawsuit in question. This Agreement shall be amended, modified or terminated only by an instrument in writing, signed by the party or parties to be charged. This Agreement shall inure to the benefits of the parties and their successors in interest. This Agreement is the entire agreement of the parties relating to the employment of the Employee by the Employer and supersedes all previous written or oral agreements.

     IN WITNESS WHEREOF the parties have executed this Agreement under seal the day and year first above written.

                                                  SPARTA SURGICAL CORPORATION
                                                  By its Board of Directors with
                                                  the Employee abstaining



/S/ Alan J. Korn                                  /s/ Michel Y. Granger
- -----------------------------                     ------------------------------
Alan J. Korn, Director                            Michael Y. Granger, Director

                                                  EMPLOYEE:



                                                  /s/ Thomas F. Reiner
                                                  ------------------------------
                                                  Thomas F. Reiner


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